As of April 30, 2017, the following persons or entities now own more than 25% of a Funds' voting securities.

Person/Entity

VICTORY INCORE FUND FOR INCOME
MERRILL LYNCH, PIERCE, FENNER & SMITH     28.27%

VICTORY SYCAMORE ESTABLISHED VALUE FUND
MERRILL LYNCH, PIERCE, FENNER & SMITH     38.02%

VICTORY INCORE INVESTMENT GRADE CONVERTIBLE FUND
CHARLES SCHWAB & CO., INC.                27.44%


As of April 30, 2017, the following persons or entities no longer own more than 25% of a Funds' voting security.

Person/Entity


VICTORY NEWBRIDGE GLOBAL EQUITY FUND
COMERICA BANK